PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR FIRST TRUST/ABERDEEN GLOBAL OPPORTUNITY INCOME FUND AND FIRST TRUST/ABERDEEN EMERGING OPPORTUNITY FUND

WHEATON, IL -- (BUSINESS WIRE) -- August 18, 2016 -- First Trust Advisors L.P. ("FTA") announced today that First Trust/Aberdeen Global Opportunity Income Fund (NYSE: FAM) and First Trust/Aberdeen Emerging Opportunity Fund (NYSE: FEO) (each a "Fund" or collectively, the "Funds") intend to host a conference call with Aberdeen Asset Management Inc. ("Aberdeen"), the Funds' investment sub-advisor, on THURSDAY, SEPTEMBER 1, 2016 AT 11:15 A.M. EASTERN TIME. The purpose of the call is to hear Aberdeen's portfolio management teams provide updates for the Funds.

-- Dial-in Number: (877) 702-9041; International (719) 386-0002; and Passcode # 207643. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (888) 203-1112; International (719) 457-0820; and Passcode # 2369884. The replay will be available after the call until 11:59 P.M. Eastern Time on Saturday, October 1, 2016.

FAM is a diversified, closed-end management investment company that pursues a high level of current income. As a secondary objective, the Fund pursues capital appreciation. The Fund pursues these investment objectives by investing in the world bond markets through a diversified portfolio of investment grade and below-investment grade government and corporate debt securities.

FEO is a diversified, closed-end management investment company that seeks to provide a high level of total return. The Fund seeks to achieve its investment objective by investing at least 80% of its managed assets in a diversified portfolio of equity and fixed-income securities of issuers in emerging market countries.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $99 billion as of July 31, 2016 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Aberdeen Asset Management Inc. ("Aberdeen") serves as the Fund's investment sub-advisor. Aberdeen is a wholly owned subsidiary of Aberdeen Asset Management PLC which is the parent company of an asset management group managing approximately $402.9 billion in assets as of June 30, 2016, including approximately $94.3 billion in fixed-income securities, for a range of pension funds, financial institutions, investment trusts, unit trusts, offshore funds, charities and private clients.

If you have questions about the Funds that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FAM, FEO, by Tuesday, August 30, 2016, 11:15 A.M. Eastern Time.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Risk Considerations:

The funds invest in equity and debt securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Risks may be heightened for securities of companies located in, or with significant operations in, emerging market countries. Because the funds invest in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

The debt securities in which the funds invest are subject to certain risks, including issuer risk, reinvestment risk, prepayment risk, credit risk, and interest rate risk. Issuer risk is the risk that the value of fixed-income securities may decline for a number of reasons which directly relate to the issuer. Reinvestment risk is the risk that income from the funds' portfolios will decline if the funds invest the proceeds from matured, traded or called bonds at market interest rates that are below the funds portfolios' current earnings rate. Prepayment risk is the risk that, upon a prepayment, the actual outstanding debt on which the funds derive interest income will be reduced. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates.

The funds invest in non-investment grade debt instruments, commonly referred to as "high-yield securities". High yield securities are subject to greater market fluctuations and risk of loss than securities with higher ratings. Lower-quality debt tends to be less liquid than higher-quality debt.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in each Fund are spelled out in the shareholder reports and other regulatory filings.

Each Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN -- (630) 915-6784


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Source:  First Trust Advisors L.P.